UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 15, 2014

CAPELLA HEALTHCARE, INC.

(Exact name of registrant as specified in its charter)

Delaware	333-175188	20-2767829
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

501 Corporate Centre Drive, Suite 200 Franklin, Tennessee	37067
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (615) 764-3000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 15, 2014, Capella Healthcare, Inc. (the “Company”) entered into that certain Amendment No. 2 to Senior Management Agreement (the “Amendment”), by and among Capella Holdings, Inc. (“Holdings”), the Company, Daniel S. Slipkovich (“Executive”) and GTCR Fund VIII, L.P. The Amendment amends that certain Senior Management Agreement, dated as of May 4, 2005, previously amended as of May 12, 2006 (the “Senior Management Agreement”), by and among Holdings, the Company, Executive and GTCR Fund VIII, L.P.

The Amendment amends the Senior Management Agreement to provide that, among other things:

•	effective March 1, 2014, Executive serves as the Executive Chairman and Founder of Holdings;

•	if Executive’s employment is terminated for any reason other than for Cause (as defined in the Senior Management Agreement), Executive has the right to require Holdings to repurchase up to 6,347,275 shares of Holdings common stock, par value $0.01 per share, then held by Executive at Fair Market Value (as defined in the Senior Management Agreement);

•	Executive’s annual base salary, effective March 2, 2014, is $450,000 (or such higher amount that the Board of Directors may determine from time to time), with the potential to receive an annual bonus of up to 75% of Executive’s annual base salary subject to the achievement of financial, quality and service-related goals and objectives for Holdings, the Company and the other subsidiaries of Holdings as established by the Board of Directors or the Compensation Committee; and

•	the severance period following Executive’s termination by the Company without Cause or as a result of Executive’s Disability (as defined in the Senior Management Agreement) or resignation for Good Reason (as defined in the Senior Management Agreement) is 18 months.

The foregoing summary of the Amendment does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Amendment, which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Capella Healthcare, Inc.

By:	/s/ Denise W. Warren
Denise W. Warren
Executive Vice President, Chief Financial Officer and Treasurer

Date: September 19, 2014